PRESS RELEASE

Date:	November 29, 2004
Contact: Title:	Julie Langenheim Investor Relations Manager
Phone:	(509) 777-6322
Internet:	InvestorRelations@WestCoastHotels.com

WestCoast Hospitality Corporation Announces $40 Million Investment
to Revitalize Red Lion Hotels

SPOKANE, Wash. — WestCoast Hospitality Corporation (NYSE: WEH) today announced it will invest $40 million to revitalize Red Lion Hotels throughout the company’s 12-state and British Columbia operating region — one of the most significant facility improvement programs in company history.

The investment will enhance 31 hotels, accelerating WestCoast’s ongoing program to improve hotel quality by increasing customer comfort, freshening décor and modernizing with new technology.

“WestCoast continues to strengthen its hotel business,” said Arthur Coffey, President and Chief Executive Officer of WestCoast Hospitality Corporation. “This investment builds on the $11 million we have invested since the beginning of this year in areas where customers’ quality expectations are continuing to grow.”

To support the $40 million investment, WestCoast will sell 10 hotels and other non-core properties and use the proceeds to make improvements to all Red Lion Hotels it owns over the next 18 months. “Seven of the properties being sold are in markets where WestCoast has multiple hotels, allowing us to focus our investment and marketing on the properties which will best represent our brand and have the greatest growth potential,” said Coffey.

The investment plan reflects the management team’s strategy to maximize hotel performance and support long-term Red Lion brand growth, said Coffey. “With the hotel industry rebounding from a protracted economic slump, we are taking action now to be in the best position possible to meet the future growth potential.”

Mr. Coffey, along with John Taffin, Executive Vice President Hotel Operations, and Anupam Narayan, Executive Vice President and Chief Investment Officer, will be participating in the Friedman Billings Ramsey 11th Annual Investor Conference on Tuesday, November 30, 2004. As part of this conference, the team will be conducting a presentation in which they will discuss the company’s investment plan. The presentation will be at 5:00 p.m. Eastern Time and can be accessed by the public via webcast at the following website address: http://wsw.com/webcast/fbr7/weh.

About WestCoast Hospitality Corporation

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast(R) and Red Lion(R) brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and brokering sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economics cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and manage and lease properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the 2003 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

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